Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	Matt Glover or Michael Koehler
Vice President Finance and CFO	949-574-3860
(650) 261-3677	LNDC@liolios.com

Landec Corporation Reports Third Quarter and First Nine Months of Fiscal 2015 Results

Apio Value-Added Business Revenues Increase 21% and Gross Profit 34% in the Quarter

MENLO PARK, CA – March 31, 2015 – Landec Corporation (NASDAQ: LNDC), a leading developer and marketer of innovative and proprietary products for healthy living applications in the food and biomedical markets, reported results for the third quarter of fiscal 2015 and first nine months ended March 1, 2015.

“We experienced continued growth in our third quarter,” said Gary Steele, Landec’s Chairman and CEO. “Consolidated revenues increased 10% compared to the third quarter of last year, driven primarily from the 90% growth in sales of Eat Smart® superfood products at Apio Inc., our food business. Overall revenues in Apio’s value-added vegetable business increased 21% due to continued growth of our Eat Smart products, including the three superfood salad kits launched in fiscal 2015. The growth in revenues coupled with a favorable product mix change resulted in a 34% increase in gross profit in our value-added vegetable business and a 44% increase in Apio’s operating income during the quarter compared to the third quarter of last year.

“Consistent with our previous guidance for the quarter, overall operating income in the third quarter was negatively impacted by expected lower sales of higher margin fermentation products at Lifecore Inc., our biomaterials company. As previously disclosed, we experienced a one-time inventory reduction by one of Lifecore’s key customers, resulting in a greater than 50% reduction in shipments to that customer during the quarter compared to the year ago quarter. We expect orders from this key Lifecore customer to return to historical order levels during fiscal 2016.

“Landec’s focus is on developing market-leading and innovative healthy living applications within the food and biomedical markets. Our strategy is to continue to grow revenues with a greater emphasis on increasing margins as evidenced by Apio’s value-added vegetable business gross margin increasing 100 basis points for the first nine months of fiscal 2015 compared to the prior year nine months,” added Steele.

Summary of Third Quarter 2015 Results compared to Year Ago Third Quarter

●

Consolidated revenues increased 10% to $138.5 million, with Apio's value-added vegetable business up 21%, driven primarily by increased sales of its Eat Smart superfood products. Revenues for Lifecore were down 27% compared to the third quarter of last year due to expected lower shipments from a one-time inventory adjustment by a key Lifecore customer. Revenues for Apio’s export business decreased 23% due to lower volume sales as a result of the West Coast longshoreman labor dispute.

●

Operating income decreased 50% to $4.8 million compared to last year’s third quarter primarily due to a 58% decrease in operating income at Lifecore partially offset by a 44% increase in operating income at Apio.

●	Income from the fair market value change in the Company’s investment in Windset Farms increased to $2.1 million during this year’s third quarter compared to $400,000 in last year’s third quarter.
●

Net income decreased 41% to $0.14 per share compared to the third quarter of last year primarily due to the expected $5.6 million decrease in operating income at Lifecore. Net income during the third quarter was further reduced by a $793,000, or $0.03 per share, due to a non-cash write off of the Company’s equity ownership in Aesthetic Sciences as a result of Landec receiving updated information that led management to believe the investment was fully impaired.

●

Cash totaled $15.7 million at quarter end, which was an increase of $1.5 million during the first nine months of fiscal 2015. Increases in cash included generating $13.4 million in cash flow from operations and increasing net borrowings by $15.4 million. Decreases in cash included increasing the Company’s investment in Windset by $18.0 million during the first nine months of fiscal 2015 and from $10.2 million in capital expenditures primarily for capacity expansion. As of March 1, 2015, the Company had $26.1 million available under its lines of credit.

Fiscal Third Quarter 2015 Results

Revenues in the third quarter of fiscal 2015 increased 10%, or $12.1 million, to $138.5 million from $126.4 million in the year-ago quarter. The increase was primarily due to a 21%, or $20.0 million, increase in revenues in Apio’s value-added business, which includes its Eat Smart fresh-cut specialty packaged vegetable business, Apio Cooling and Apio Packaging. The increase was partially offset by a 27%, or $5.4 million, decrease in Lifecore’s revenues compared to the third quarter of last year as well as a 23%, or $2.5 million, decrease in Apio’s export business.

Net income in the third quarter of fiscal 2015 was $3.8 million or $0.14 per share compared to $6.4 million or $0.24 per share in the year-ago quarter. The decrease was primarily due to (1) a $5.6 million decrease in operating income at Lifecore primarily from lower shipments to a key customer from a one-time inventory adjustment by that customer and (2) a $793,000 write off of the Company’s equity ownership in Aesthetic Sciences. These decreases in net income in the third quarter were partially offset by (1) a 44%, or $1.0 million, increase in operating income at Apio due primarily to increased revenues and a favorable product mix shift to higher margin superfood products and (2) a $1.7 million increase in the change in the fair market value of the Company’s Windset investment to a $2.1 million increase in the third quarter of fiscal 2015 from a $400,000 increase in the year-ago quarter.

Fiscal Nine Months 2015 Results

Revenue in the first nine months of fiscal 2015 increased 14%, or $48.9 million, to $404.8 million, from $355.9 million in the same period last year. The increase was primarily due to a 21%, or $54.6 million, increase in revenues from Apio’s value-added business and from a 3%, or $1.8 million, increase in revenues in Apio’s export business. These increases were partially offset by a 20%, or $7.6 million, expected decrease in Lifecore’s revenues compared to the same period last year.

For the first nine months of fiscal 2015, approximately $9.0 million of the $48.9 million increase in revenues was due to one extra week in fiscal 2015. The first quarter of fiscal 2015 included 14 weeks whereas last year’s first quarter included 13 weeks. Every six years Landec’s fiscal year includes 53 weeks versus the standard 52 weeks because Landec’s fiscal year ends on the last Sunday of May.

Net income in the first nine months of fiscal 2015 was $9.3 million, or $0.34 per share, compared to $14.6 million, or $0.54 per share, in the first nine months of last year. The decrease was primarily due to: (1) a $7.6 million decrease in operating income at Lifecore, (2) a $4.6 million decrease in the change in the fair market value of the Company’s Windset investment to a $3.5 million increase in the first nine months of fiscal 2015 from a $8.1 million increase in the same period last year, and (3) a $793,000 write off of the Company’s investment in Aesthetic Sciences. These decreases in net income during the first nine months of fiscal 2015 were partially offset by: (1) a 46%, or $4.9 million, increase in operating income at Apio and (2) a $2.6 million decrease in the income tax expense.

Management Comments and Guidance

“For the fourth quarter of fiscal 2015, we expect revenues to be in the range of $130.0 million to $135.0 million and diluted earnings per share to be $0.18 to $0.20,” stated Mr. Steele. “To achieve our net income guidance for the fourth quarter, we are assuming normal produce sourcing with our normal contingencies and we expect the change in the fair market value of our Windset investment to be in the range of $2.4 million to $2.6 million which is 15% to 25% higher than the change during the third quarter of fiscal 2015.

“As stated in previous earnings releases, fiscal 2015 is a year in which we have invested and plan to continue to invest heavily in Apio’s Eat Smart® superfood products and the advancement of our proprietary BreatheWay® technology that extends the shelf-life of fresh produce. We believe our products are ‘on trend’ with North American consumers who are increasingly equating healthy eating with healthy living. During fiscal 2016 we plan to further step up our investments in new product development, sales, marketing and processing, including significant capacity expansion at Apio’s various facilities.

“At Lifecore, the plan is to continue making substantial investments in Lifecore’s aseptic filling business, including facility expansions, to meet the increasing demand of the medical and pharmaceutical markets. The investments in both Apio and Lifecore are expected to result in top line growth and increasingly profitable returns in the upcoming years as we transition our product mix to higher margin products.”

Molly Hemmeter, Landec’s Chief Operating Officer, added, “Apio has reached an average weekly run rate of $2.2 million in revenues from its Eat Smart superfood product line. Our expanded product line now includes five salad kits and two stir fry kits, each featuring unique and complex blends of superfoods, sauces and dressings. These products are now being offered to more than 100 club, foodservice and grocery retail customers throughout North America.”

“We have estimated the North American salad kit market to be approximately $1.1 billion, which represents retail sales of salad kits in all grocery retail and club stores. As an emerging participant in the salad kit category, we are striving to increase the Eat Smart share of this market by expanding distribution of our existing superfood products as well as introducing on average at least one innovative new product each quarter. As a new growth platform for Eat Smart, our superfood products are generating gross margins more than double that of our historical core products,” stated Hemmeter.

Steele concluded, “Looking forward to fiscal 2016, we expect our longstanding Lifecore Biomedical customer who is reducing its inventory levels in fiscal 2015 to resume its historical ordering patterns in fiscal 2016, and we expect that the revenues and income forecasted for this year from a key Lifecore development partner will instead occur in fiscal 2016. As a result, in fiscal 2016 we expect significant year-over-year growth at Lifecore, continued expansion and growth in Apio superfood products and further expansion from Windset. Altogether, we believe consolidated revenues, excluding the $9 million of revenues from the extra week in fiscal 2015, could grow up to 10% in fiscal 2016 compared to fiscal 2015 with preliminary estimates of net income increasing approximately 60% to 75%.

“To achieve $1.00 per share in fiscal 2016, the change in the fair market value in Windset compared to fiscal 2015 would need to increase approximately 50% to $9.0 million to $10 million in fiscal 2016, which is higher than what we are currently projecting. We now expect Windset’s most recent expansions to become operational towards the end of calendar 2015, which is later than we previously expected. We will have updated information concerning the timing of Windset’s expansion plans when we report our fourth quarter results in July 2015 at which time we will provide overall guidance for the Company for fiscal 2016.”

Conference Call

Landec management will host a conference call tomorrow to discuss its fiscal third quarter 2015 results, followed by a question and answer period.

The live webcast can be accessed directly at www.landec.com/earningscall or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Wednesday, April 1, 2015

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Direct Webcast link: www.landec.com/earningscall

To participate in the conference call via telephone, dial toll-free (866) 837-9781 or (703) 639-1419. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact Liolios Group at (949) 574-3860.

A replay of the call will be available through Wednesday, April 8, 2015 by calling toll-free (888) 266-2081 or direct (703) 925-2533, and entering code #1653573.

About Landec Corporation

Landec Corporation is a company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food and biomaterials markets. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables sold in North America based on combining Landec’s proprietary food packaging technology and the strength of two major national brands, Eat Smart® and GreenLine®, with the capabilities of large scale processing and national distribution. Lifecore Biomedical, a subsidiary of Landec, is a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide. In addition, Lifecore Biomedical provides specialized aseptic fill and finish services in a cGMP (current good manufacturing practices) validated manufacturing facility for supplying commercial, clinical and pre-clinical products. Landec will also periodically work with market-leading companies to develop and commercialize differentiated polymer-based products under R&D and royalty agreements. For more information about the company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 25, 2014 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Landec Corporation

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	March 1, 2015	May 25, 2014
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$15,695	$14,243
Accounts receivable, net	45,310	44,725
Taxes receivable	1,211	2,000
Inventories, net	24,662	24,735
Deferred taxes	1,987	2,056
Prepaid expenses and other current assets	3,626	3,170
Total Current Assets	92,491	90,929

Investments in non-public companies	61,100	40,393
Property and equipment, net	78,960	74,140
Intangible assets, net	106,104	106,768
Other assets	1,648	1,393
Total Assets	$340,303	$313,623

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$28,312	$32,115
Accrued compensation	4,744	4,096
Other accrued liabilities	4,791	4,871
Deferred revenue	1,102	1,254
Lines of credit	9,300	—
Current portion of long-term debt	7,591	6,055
Total Current Liabilities	55,840	48,391

Long-term debt, less current portion	32,901	28,317
Deferred taxes	34,377	30,133
Other non-current liabilities	1,686	2,021

Stockholders' Equity
Common stock	27	27
Additional paid-in capital	132,948	131,488
Retained earnings	80,902	71,554
Total Stockholders' Equity	213,877	203,069
Non-controlling interest	1,622	1,692
Total Equity	215,499	204,761
Total Liabilities and Stockholders’ Equity	$340,303	$313,623

Landec Corporation

Consolidated CONDENSED Statements of INCOME

(In thousands, except per-share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	March 1,	February 23,	March 1,	February 23,
	2015	2014	2015	2014
Product Sales	$138,530	$126,379	$404,809	$355,884

Cost of product sales	121,645	106,224	358,071	309,463

Gross profit	16,885	20,155	46,738	46,421

Operating costs and expenses:
Research and development	1,755	1,723	5,375	5,568
Selling, general and administrative	10,298	8,700	29,106	25,969
Total operating costs and expenses	12,053	10,423	34,481	31,537
Operating income	4,832	9,732	12,257	14,884

Dividend income	413	281	1,015	844
Interest income	85	78	269	183
Interest expense	(510)	(390)	(1,365)	(1,257)
Other income	1,307	400	2,707	8,100
Net income before taxes	6,127	10,101	14,883	22,754
Income taxes	(2,324)	(3,679)	(5,409)	(8,028)
Consolidated net income	3,803	6,422	9,474	14,726
Non-controlling interest	(31)	(22)	(126)	(123)
Net income available to common stockholders	$3,772	$6,400	$9,348	$14,603

Diluted net income per share	$0.14	$0.24	$0.34	$0.54

Shares used in diluted per share computations	27,363	27,124	27,314	27,093

LANDEC CORPORATION

THIRD QUARTER ENDED MARCH 1, 2015

QUESTIONS & ANSWERS

1)	How is the search for a new CEO proceeding?

The CEO selection process by Landec’s Board of Directors is continuing and we expect that a new CEO will be announced before the end of calendar year 2015.

2)

The gross margin in Apio’s value-added vegetable business increased 100 basis points to 10.3% during the first nine months of fiscal 2015 compared to the first nine months of fiscal 2014. What is the gross margin expectation for fiscal 2016?

The primary focus of the Company over the upcoming years is on increasing our margins even if that means sacrificing some revenue growth to achieve that goal. We expect margins to increase in both our Apio and Lifecore business in fiscal 2016, details of which will be shared in our year end guidance for fiscal 2016.

3)	Is the fresh-cut produce category continuing to grow?

The fresh-cut produce category is continuing to show growth. According to U.S. Nielsen/Perishable Group for the 52 weeks ended January 24, 2015, unit volume growth for the fresh-cut vegetable category, which does not include packaged salad kits, was 7%. For the category of packaged salad kits, Nielsen/Perishables Group reported a unit volume growth of 33% for the same 52-week period, while Apio’s unit volume growth for its new packaged salad kits during that same period and for the same stores tracked by Nielsen was approximately 72%. As a relatively new entrant in the packaged salad kit category, Apio is focused on developing new salad kits for this high growth segment.

4)	Why is the change in the fair market value of Windset so much lower during the first nine months of this year compared to the same period last year?

As a reminder, in late calendar 2013 Windset completed the second 64 acres of greenhouse expansion at its Santa Maria, California location. This resulted in a considerable increase in Windset’s projected future revenues and EBITDA at that time. As previously disclosed, the Company uses Windset’s projections to calculate the fair market value of its investment in Windset. The addition of 64 more acres of production to Windset’s projections during Landec’s fiscal 2014, resulted in a $10.0 million change in the fair market value of our Windset investment in fiscal 2014. We knew going into fiscal 2015, that after five years of expansion, Windset was going to take at least a one year pause on additional expansion in order to concentrate on optimizing the current six million square feet of growing, harvesting, packing and shipping operations in California. Accordingly, the Company expected that the change in the fair market value of its investment in Windset would continue to increase in fiscal 2015, now expected to be approximately $5.9 to $6.1 million, but the change would be lower than the $10.0 million change in fair market value in fiscal 2014. The recorded value of Landec’s investment in Windset has grown from its original $15 million four years ago to $61.1 million as of March 1, 2015. This increase is due to the increase in the value of Windset during those four years and from the additional investments Landec has made in Windset over the past year in order to increase our ownership and to assist Windset in its expansion plans.

5)	What are Landec’s top priorities for the next 12 to 24 months?

Landec has six priorities it will be focusing on over the next two years:

First, conclude the selection of a new CEO to replace Mr. Steele who is retiring no later than the end of calendar 2015. The process is well underway and we are evaluating candidates. We are confident that with Mr. Steele’s on-going participation on the Board that the transition will be smooth and he will be able to provide invaluable insight to the next CEO.

Second, continue to invest in innovation. In our food business the growth is driven by innovations in new product formulations and packaging which have higher margins and greater growth potential. Our Eat Smart food brand is a strong brand throughout North America and is growing in recognition. We are investing in innovation in order to build our fresh-cut, specialty-package produce business to take advantage of healthy eating trends.

Third, invest in capacity expansion. We are analyzing further investments in expanding and upgrading our food processing facilities in Ohio and/or Pennsylvania and in expanding our aseptic filling capabilities at Lifecore. We also plan to invest in new equipment that will expand capacity plus drive production efficiencies and help improve margins.

Fourth, improve gross margins at Apio through selective price increases, SKU rationalization, and aggressive cost reduction initiatives focused primarily on improving productivity and yields.

Fifth, we plan to continue to expand our partner relationships at Lifecore Biomedical with emphasis on serving pharmaceutical partners in variety of medical application fields.

And sixth, continue to support our partner Windset Farms. Our goal is to work closely with Windset to grow Windset’s hydroponic greenhouse business while developing new growing methods and evaluating new crop targets. Windset’s approach leads to products of the highest quality and taste that can be supplied to retailers and club stores year round. Windset’s state-of-the-art hydroponic greenhouse technology is, we believe, the sustainable alternative to traditional agriculture especially as abnormal and unpredictable weather becomes the norm.

6) How do the results by line of business for the three and nine months ended March 1, 2015 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

	Three months ended 3/1/15	Three months ended 2/23/14	Nine months ended 3/1/15	Nine months ended 2/23/14
Revenues:
Apio Value Added(a)	$115,392	$95,431	$317,577	$262,957
Apio Export	8,199	10,676	56,902	55,106
Total Apio	123,591	106,107	374,479	318,063
Lifecore	14,799	20,176	29,928	37,539
Corporate (b)	140	96	402	282
Total Revenues	138,530	126,379	404,809	355,884

Gross Profit:
Apio Value Added	9,735	7,282	32,739	24,383
Apio Export	771	990	3,507	4,015
Total Apio	10,506	8,272	36,246	28,398
Lifecore	6,258	11,787	10,110	17,800
Corporate	121	96	382	223
Total Gross Profit	16,885	20,155	46,738	46,421
R&D:
Apio	188	264	542	875
Lifecore	1,235	1,132	3,768	3,702
Corporate	332	327	1,065	991
Total R&D	1,755	1,723	5,375	5,568

S,G&A:
Apio	7,116	5,792	20,169	16,856
Lifecore	954	980	3,013	3,143
Corporate (c)	2,228	1,928	5,924	5,970
Total S,G&A	10,298	8,700	29,106	25,969

Other (c):
Apio	2,020	330	3,191	7,765
Lifecore	30	16	77	(19)
Corporate (d)	(3,110)	(3,678)	(6,177)	(8,027)
Total Other	(1,060)	(3,332)	(2,909)	(281)

Net Income (Loss):
Apio	5,222	2,546	18,726	18,432
Lifecore	4,099	9,691	3,406	10,936
Corporate	(5,549)	(5,837)	(12,784)	(14,765)
Net Income	$3,772	$6,400	$9,348	$14,603

a)  Apio’s Value-Added vegetable business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.

b)  Included in Corporate are the non-Apio and non-Lifecore royalties and profit sharing.

c)  Included in Other is other operating income/(expense), net interest income/(expense), dividend income, change in the FMV of Windset, non-operating income/(expense) and income tax expense.

d)  Included in Corporate Other for the three and nine months ended 3/1/15 was a $793,000 non recurring write off of the Company’s investment in Aesthetic Sciences.